Exhibit 10.3

TRANSITION SERVICES AGREEMENT

dated as of June 4, 2009

between

AMERICAN INTERNATIONAL GROUP, INC.

and

TRANSATLANTIC HOLDINGS, INC.

TABLE OF CONTENTS

	ARTICLE I

	DEFINITIONS

Section 1.01.	Certain Defined Terms	1

	ARTICLE II

	SERVICES AND ACCESS TO FACILITIES

Section 2.01.	Services	3

Section 2.02.	Access to Facilities	3

Section 2.03.	Additional Services and Access to Additional Facilities	3

Section 2.04.	Exception to Obligation to Provide Services or Access to Facilities	3

Section 2.05.	Standard of the Provision of Services or Access to Facilities	4

Section 2.06.	Change in Services or Access to Facilities	4

Section 2.07.	Services and Access to Facilities Provided by Other Persons	4

Section 2.08.	Personnel	4

Section 2.09.	Cooperation	5

Section 2.10.	Electronic and Other Access	5

Section 2.11.	No Agency	6

Section 2.12.	Ownership of Intellectual Property	6

Section 2.13.	Divestitures	7

Section 2.14.	Migration	7

Section 2.15.	Primary Points of Contact for this Agreement	8

	ARTICLE III

	COSTS AND DISBURSEMENTS

Section 3.01.	Costs and Disbursements	9

Section 3.02.	No Right to Set-Off	10

	ARTICLE IV

	WARRANTIES AND COMPLIANCE

Section 4.01.	Disclaimer of Warranties	10

Section 4.02.	Compliance with Laws and Regulations	11

	ARTICLE V

	LIMITED LIABILITY AND INDEMNIFICATION

Section 5.01.	Limited Liability of a Provider	11

Section 5.02.	Indemnification of Each Recipient by the Relevant Provider	11

ii

TRANSITION SERVICES AGREEMENT

                    This TRANSITION SERVICES AGREEMENT, dated as of June 4, 2009 (this “Agreement”), is entered into by and between American International Group, Inc., a Delaware corporation (“AIG”), and Transatlantic Holdings, Inc., a Delaware corporation (the “Company”).

RECITALS

                    WHEREAS, AIG, American Home Assurance Company, a New York domiciled insurance company and the Company have entered into that certain Master Separation Agreement, dated as of May 28, 2009 (as amended, modified or supplemented from time to time in accordance with its terms, the “Separation Agreement”), relating to the separation of the Company from AIG; and

                    WHEREAS, in connection with the Separation Agreement, AIG shall provide or cause to be provided to the Company Entities certain services, access to facilities, equipment, software and other assistance on a transitional basis commencing immediately following the First Time of Delivery and in accordance with the terms and subject to the conditions set forth herein.

                    NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

                    Section 1.01. Certain Defined Terms.

                    (a) Unless otherwise defined herein, all capitalized terms used herein shall have the same meanings as set forth in the Separation Agreement.

                    (b) The following capitalized terms used in this Agreement shall have the meanings set forth below:

                    “AAA” shall have the meaning set forth in Section 8.08(b).

                    “Additional Facilities” shall have the meaning set forth in Section 2.03.

                    “Additional Services” shall have the meaning set forth in Section 2.03.

                    “Agreement” shall have the meaning set forth in the Preamble.

                    “AIG” shall have the meaning set forth in the Preamble.

                    “AIG Contract Manager” shall have the meaning set forth in Section 2.15(a)(ii).

                    “AIG Entities” means AIG and its Affiliates, excluding the Company Entities.

                    “AIG Indemnified Person” means each AIG Entity and its Representatives.

                    “AIG Provider” means AIG or a Provider that is an Affiliate of AIG after the First Time of Delivery.

                    “Archived Files” shall have the meaning set forth in Section 2.10(a).

                    “Company” shall have the meaning set forth in the Preamble.

                    “Company Contract Manager” shall have the meaning set forth in Section 2.15(a)(i).

                    “Company Entities” means the Company and the Company Subsidiaries.

                    “Company Indemnified Person” means the Company and each Company Subsidiary, their respective Affiliates and their respective Representatives.

                    “Confidential Information” shall have the meaning set forth in Section 8.01(a).

                    “Dispute” shall have the meaning set forth in Section 8.08.

                    “Facilities” shall have the meaning set forth in Section 2.02.

                    “Force Majeure” means, with respect to a Party, an event beyond the control of such Party or any Person acting on its behalf, including acts of God, storms, floods, riots, fires, earthquakes, sabotage, civil commotion or civil unrest, strikes, lockouts or other labor difficulties, interference by civil or military authorities, riots, insurrections or other hostilities, embargo, fuel or energy shortage, acts of Governmental Authorities (including bank closings and seizures and other Governmental Orders), acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure or interruption of networks or energy sources.

                    “Indemnified Person” means an AIG Indemnified Person or a Company Indemnified Person.

                    “IRS” means the US Internal Revenue Service.

                    “Knowledge” of a Person means in the case of the Company, the actual knowledge of any Person listed on Annex I, subject to the subject matter limitations set forth on such schedule.

                    “Licensee” shall have the meaning set forth in Section 2.12(a).

                    “Licensor” shall have the meaning set forth in Section 2.12(a).

                    “Migration Services” shall have the meaning set forth in Section 2.14(a).

                    “Migration Services Charges” shall have the meaning set forth in Section 2.14(a).

                    “Migration Services Provider” shall have the meaning set forth in Section 2.14(a).

                    “Migration Services Recipient” shall have the meaning set forth in Section 2.14(a).

                    “Notice of Dispute” shall have the meaning set forth in Section 8.08(a).

                    “Party” means AIG and the Company individually, and, in each case, their respective successors and permitted assigns. “Parties” means AIG and the Company collectively, and, in each case, their respective successors and permitted assigns.

                    “Pass-Through Charges” shall have the meaning set forth in Section 3.01(b).

                    “Provider” means AIG and any Person that AIG causes to provide to any Recipient a Service or access to a Facility under this Agreement, in its capacity as the provider of such Service or access to such Facility, other than any Person who provides any Company Entity any Service or access to any Facility under a separate transition services agreement or similar Contract.

                    “Recipients” means the Company Entities, in their capacity as the recipients of the Services and access to the Facilities under this Agreement.

                    “Required Technology” shall have the meaning set forth in Section 2.10(b).

                    “Separation Agreement” shall have the meaning set forth in the Recitals.

                    “Service Charge” shall have the meaning set forth in Section 3.01(a).

                    “Services” shall have the meaning set forth in Section 2.01.

                    “VAT” means the tax imposed in accordance with Directive 2006/112/EC and any permitted derogations therefrom, as well as any equivalent or similar tax imposed under the laws of any jurisdiction that is not a Member State of the European Union. For the avoidance of doubt, the term “VAT” shall not include any sales or use tax imposed by any state or political subdivision of the United States.

                    “Virus(es)” means any malicious computer code or instructions that have a material adverse effect on the operation, security or integrity of (a) a computing, telecommunications or other electronic operating or processing system or environment, (b) software programs, data, databases or other computer files or libraries or (c) computer hardware, networking devices or telecommunications equipment, including (i) viruses, Trojan horses, time bombs, back door devices, worms or any other software routine or hardware component designed to permit unauthorized access, disable, erase or otherwise harm software, hardware or data or perform any other such harmful or unauthorized actions and (ii) similar malicious code or data.

ARTICLE II

SERVICES AND ACCESS TO FACILITIES

                    Section 2.01. Services. On the terms and subject to the conditions set forth in this Agreement, from and after the First Time of Delivery and for the periods set forth in Schedule 2.01, AIG shall provide or cause to be provided to the Company Entities the services set forth in Schedule 2.01 (collectively with any Additional Services, the “Services”).

                    Section 2.02. Access to Facilities. On the terms and subject to the conditions set forth in this Agreement, from and after the First Time of Delivery and for the periods set forth in Schedule 2.02, AIG shall provide or cause to be provided to the Company Entities access to the facilities, equipment and software set forth in Schedule 2.02 (collectively with any Additional Facilities, the “Facilities”).

                    Section 2.03. Additional Services and Access to Additional Facilities. Services or access to facilities, equipment or software not agreed upon in a Schedule attached hereto but provided prior to the First Time of Delivery by an AIG Entity to a Company Entity can be requested in writing within ninety (90) calendar days of the First Time of Delivery by the Company upon reasonable notice to AIG. Upon the mutual agreement of the Parties as to (a) the provision of any such Additional Services or access to any such Additional Facilities and (b) the terms and conditions thereof (including the appropriate Service Charges related thereto), AIG shall provide or cause to be provided to the Company Entities (i) such additional services (the “Additional Services”) and (ii) access to such additional facilities, equipment and software (the “Additional Facilities”).

                    Section 2.04. Exception to Obligation to Provide Services or Access to Facilities. Notwithstanding anything to the contrary contained herein, including Section 2.01 and Section 2.02, AIG shall not be obligated to (and shall not be obligated to cause any Provider to) provide (a) any Services or (b) access to any Facilities, if the provision of such Services or access to such Facilities would (i) violate any Law or any agreement or license to which the AIG Entities or the Company Entities are subject, including any Master Lease (as such term is defined in the Separation Agreement) or (ii) result in the disclosure of information subject to any applicable privileges (including the attorney-client or similar privilege); provided, however, that AIG and the Company shall use commercially reasonable efforts to obtain or cause to be obtained such agreements, waivers and licenses necessary to provide such Services or access to such Facilities and if AIG and the Company are unable to obtain such agreements, waivers and licenses, AIG and the Company shall use reasonable efforts to agree to the modification of the terms of the Services or access to any Facilities so that the provision of the Services or the access to Facilities by AIG would not result in the circumstances described in clauses (i) and (ii) above; and provided, further, that neither AIG nor the Company (nor any of their respective Affiliates) shall be required to pay any fees or make other payments or incur any obligations (unless the Recipient agrees to pay AIG or its Affiliates for such fees or make such other payments or incur such obligations) to obtain any such agreements, waivers or licenses.

                    Section 2.05. Standard of the Provision of Services or Access to Facilities. AIG shall provide or cause to be provided the Services and access to the Facilities at all times in a manner and at a level that is substantially consistent with similar services and access to facilities, equipment and software provided by AIG to the Recipient during the one year period immediately prior to the First Time of Delivery. The Company agrees that all of the Services and access to all of the Facilities shall be for the sole use and benefit of the Company Entities and not any other Affiliates of the Company and solely for the purpose of conducting the business of the Company Entities in a manner substantially consistent with the manner in which it was conducted immediately prior to the First Time of Delivery. No Provider shall have any obligation to purchase, lease or license or renew a lease or license applicable to any facility, equipment or software or to pay any costs related to (a) the transfer or conversion of a Recipient’s data to any alternative provider of any Services or (b) the Recipient’s access to any Facilities.

                    Section 2.06. Change in Services or Access to Facilities. A Provider may, from time to time, reasonably supplement, modify, substitute or otherwise alter the Services and access to the Facilities; provided, however, that such supplement, modification, substitution or alteration shall (a) result in the quality of the Services or access to Facilities being substantially consistent with or greater than the Services or access to Facilities provided prior thereto and (b) subject to Section 6.01(d)(iv), not increase the cost of using such Services or accessing such Facilities.

                    Section 2.07. Services and Access to Facilities Provided by Other Persons. AIG may cause any Person, including any Affiliate of AIG, to provide any Services or access to any Facilities or any portion thereof; provided, however, that such Person shall be subject to service standards and confidentiality provisions at least equivalent to those set forth herein and that AIG shall remain primarily responsible for the performance by such Person of all of its obligations hereunder with respect to the Services or access to the Facilities provided by such Person so that such performance is in accordance with the terms and conditions hereof.

                    Section 2.08. Personnel.

                    (a) AIG shall, and shall cause the Provider of any Service or access to any Facility to, make available to the Recipient of such Service or access to such Facility such personnel as may be necessary to provide such Service or access to such Facility; provided, however, that the Provider shall have the right, in its reasonable discretion, to (i) designate which personnel it will assign to perform such Service or provide access to such Facility and (ii) remove and replace such personnel at any time. Subject to Section 2.05, nothing in this Agreement shall obligate a Provider (or AIG to cause any Provider) to hire any additional employees or provide any incentives to employees in addition to those in effect immediately prior to the First Time of Delivery or to retain the employment of any particular employee or retain the services of any particular consultant, contractor or agent.

                    (b) The Provider of any Service or access to any Facility shall be solely responsible for all salary, employment and other benefits of and liabilities relating to the personnel of such Provider assigned to perform such Service or provide access to such Facility. In performing their respective duties hereunder, all such personnel of a Provider shall be under the direction, control and supervision of such

Provider, and, subject to Section 2.05, such Provider shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such personnel.

                    Section 2.09. Cooperation. Each Recipient and its Affiliates shall use its reasonable best efforts to (a) cooperate with the applicable Provider and its Affiliates with respect to the provision of any Service and access to any Facility and (b) enable the applicable Provider and its Affiliates to provide the Services and access to the Facilities in accordance with this Agreement. No Recipient or its Affiliates shall take any action that would materially interfere with or materially increase the cost of a Provider’s providing any of the Services or access to any of the Facilities.

                    Section 2.10. Electronic and Other Access.

                    (a) As of the First Time of Delivery, except as otherwise expressly provided in this Agreement or any other Transaction Agreement, (i) the Company Entities shall cease to use and shall have no further access to, and AIG shall have no obligation to otherwise provide or make available, any business or other services, including any AIG Entity’s intranet and other owned, licensed, leased or used computer software, networks, hardware or technology of an AIG Entity, provided or made available to the Company Entities by any AIG Entity prior to the First Time of Delivery, and (ii) the Company Entities shall have no access to, and the AIG Entities shall have no obligation to otherwise provide, any AIG Entity’s computer-based resources (including third-Person services, e-mail and access to its computer networks, databases and equipment), whether or not such resources require a password or are available on a secured access basis or on a non-secured access basis. Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Agreement, to the extent that AIG or any Affiliate of AIG has retained hard copies of files and electronic files, tapes, software, electronic data, hardware, storage devices or other electronic information that are not used in the operation of the business of the Company Entities or required by the Company Entities for regulatory purposes (“Archived Files”) pursuant to a Litigation Hold or otherwise, the Company acknowledges and agrees that the Archived Files are solely the property of AIG. AIG agrees that it will retain the Archived Files that relate to the Company Entities for no less than three (3) months after the First Time of Delivery after which AIG may recycle or discard such Archived Files.

                    (b) To the extent that the performance or receipt of Services or access to Facilities hereunder requires a Company Entity to have access to any AIG Entity’s intranet or other computer software, networks, hardware, technology or computer-based resources (including third-Person services, e-mail and access to computer networks, database and equipment) owned, licensed, leased or used by any AIG Entity and any AIG Entity’s computer based resources (including third-Person services, e-mail and access to its computer networks, databases and equipment), whether or not such resources require a password or are available on a secured access basis or on a non-secured access basis (“Required Technology”), AIG shall provide or cause to be provided limited access to such Required Technology, subject to the security, use, Virus protection, disaster recovery, confidentiality and other policies, procedures and limitations of the AIG Entities, consistent with past practice, as they may be amended from time to time in a manner that does not unreasonably interfere with any Company Entity’s receipt of Services or access to Facilities hereunder. The Company shall, and shall cause each Recipient and all of their personnel having access to the Required Technology to, (a) comply with all the AIG Entities’ security guidelines and procedures (including physical security, network access, internet security, confidentiality and personal data security guidelines and procedures), consistent with past practice, as they may be amended from time to time in a manner that does not unreasonably interfere with any Company Entity’s receipt of Services or access to Facilities hereunder, and (b) use commercially reasonable Virus protection, disaster recovery and other policies, procedures and limitations of the AIG Entities that are applicable to the provision of any Service or access to any Facility, consistent with past practice, as they may be amended from time to time in a manner that does not unreasonably interfere with any Company Entity’s receipt of Services or access to Facilities hereunder.

                    (c) While Services are being provided hereunder, each Party shall take commercially reasonable measures to ensure that, in connection with the provision of any Services or access to any

Facilities, no Virus or similar items are coded or introduced into either its own (including its Affiliates) or the other Party’s (including its Affiliates) computer networks or databases. If, in connection with the provision of any Services or access to any Facilities, a Virus is found to have been introduced into such computer networks or databases, each Party shall use commercially reasonable efforts to cooperate and to diligently work together with the other Party to eliminate the effects of such Virus. The Parties shall, and shall cause their respective Providers and Recipients to, exercise commercially reasonable care to prevent unauthorized Persons from accessing the Services, or the computer and technology systems or networks of any of the Providers.

                    Section 2.11. No Agency. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any Party acting as an agent of another unaffiliated Party in the conduct of such other Party’s business. A Provider of any Service or access to any Facility hereunder shall act as an independent contractor and not as the agent of any Recipient or its Affiliates in performing such Service or providing access to such Facility. Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture, to create the relationships of employee/employer or principal/agent or otherwise create any other association of any kind, each Party being individually responsible only for its obligations set forth in this Agreement.

                    Section 2.12. Ownership of Intellectual Property.

                    (a) Except as otherwise expressly provided in this Agreement or in any other Transaction Agreement, each of AIG and the Company and their respective Affiliates shall retain all right, title and interest in and to their respective Intellectual Property and any and all improvements, modifications and derivative works thereof. Solely to the extent required for the provision or receipt of the Services or access to the Facilities in accordance with this Agreement, each of AIG and the Company, for itself and on behalf of their respective Affiliates, hereby grants to the other (and their respective Affiliates) a non-exclusive, revocable, non-transferable (except as provided in Section 8.05) license during the term of this Agreement to access and use such Intellectual Property that is provided by the granting Party (“Licensor”) to the other Party (“Licensee”) in connection with this Agreement, but only to the extent and for the duration necessary for the Licensee to provide or receive the applicable Service or access to the applicable Facility as permitted by this Agreement. Upon the expiration of such time, or the earlier termination of such Service or access to such Facility in accordance with Section 6.01(d), the license granted hereunder by the Licensor to the Licensee to the relevant Intellectual Property will terminate; provided, however, that all licenses granted under this Agreement shall terminate immediately upon the expiration or earlier termination of this Agreement in accordance with the terms hereof. The foregoing license is subject to the terms of any licenses granted by others with respect to Intellectual Property not owned by AIG, the Company or their respective Affiliates that is required for or used in the provision or receipt of the Services or access to the Facilities in accordance with this Agreement. No license or right, express or implied, is granted under this Agreement by any Licensor to any Licensee or their respective Affiliates in or to their respective Intellectual Property except as expressly provided above in this Section 2.12(a), and all other rights are expressly reserved by each Licensor.

                    (b) Subject to the limited license granted in Section 2.12(a), in the event that any Intellectual Property is created by a Provider in the performance of the Services or provision of access to the Facilities, all right, title and interest throughout the world in and to all such Intellectual Property shall vest solely in such Provider unconditionally and immediately upon such Intellectual Property having been developed, written or produced, unless the Parties agree otherwise in writing.

                    (c) Except as otherwise expressly provided in this Agreement or in any other Transaction Agreement, no Party (or its Affiliates) shall have any rights or licenses with respect to any Intellectual Property (including software), hardware or facility of the other Party. All rights and licenses not expressly granted in this Agreement or in such other Transaction Agreement are expressly reserved by the relevant Party. Each Party shall from time to time execute any documents and take any other actions reasonably requested by the other Party to effectuate the intent of this Section 2.12.

                    Section 2.13. Divestitures. If AIG sells or divests any AIG Provider that provides Services or access to Facilities hereunder, AIG shall use commercially reasonable efforts to provide or to cause another AIG Provider to provide for the continuity of Services and access to Facilities on the same price, terms and conditions as are in effect immediately prior to such sale or divestiture, and in a manner which does not cause a degradation in the service standards set forth herein and without requiring a material change to the Recipient’s business processes or operations. If such measures are not reasonably acceptable to the Company, the Parties shall cooperate reasonably and in good faith to attempt to find an alternative arrangement reasonably acceptable to the Company that meets the foregoing standards. If the Parties are unable to find an alternative arrangement reasonably acceptable to the Company that meets the foregoing standards, AIG will give the Company thirty (30) days’ prior written notice to enable it to develop and implement alternative services or obtain such alternative services from third parties. Upon expiration of such thirty (30) day notice period, notwithstanding anything to the contrary contained herein, including Section 2.01 and Section 2.02, AIG shall be relieved of its obligation to (and shall not be obligated to cause any Provider to) provide such Services or access to such Facilities hereunder and the Company shall be relieved of its obligation to pay any Services Charges or any other costs, expenses, fees and other amounts otherwise payable pursuant to this Agreement in connection with such terminated Services or access to Facilities.

                    Section 2.14. Migration.

                    (a) AIG agrees to use, and to cause the AIG Entities that are Providers to use, and the Company agrees to use, and to cause the Company Subsidiaries to use, their reasonable good faith efforts to cooperate with and assist each other in connection with the migration of the business of the Company Entities from the AIG Entities to the Company Entities, in each case and to the extent reasonably agreed by the Parties, including the migration from the performance of any Service or provision of access to any Facility by a Provider to the performance of such Service and provision of access to such Facility by the Company Entities, their Affiliates or a third Person (“Migration Services”), taking into account the need to minimize both the cost of such migration and the disruption to the ongoing business activities of AIG, the AIG Entities that are Providers and the Company Entities. The Parties acknowledge that Migration Services may include the provision of services requested by the Company Entities in connection with their migration to non-AIG Entity systems, including the transfer of records, segregation and migration of historical data, migration-specific enhancements and cooperation with and assistance to third-Person consultants engaged by the Company Entities in connection with the foregoing. Migration Services shall be agreed upon by the Parties and shall be charged to the Company or any Affiliate of the Company that is receiving Migration Services (the “Migration Services Recipient”) on a time and materials basis at the then current rates for the personnel of the AIG Entities providing such Migration Services (the “Migration Services Provider”) and shall include actual out-of-pocket costs and expenses (less any VAT recoverable by the Migration Services Provider or any of its Affiliates) incurred by a Migration Services Provider in the provision of Migration Services (collectively, the “Migration Services Charges”).

                    (b) The applicable Party shall cause the applicable Migration Services Recipients to pay the Migration Services Charges to the applicable Migration Services Providers. Any Migration Services Charges shall be reasonably calculated and invoiced by the applicable Migration Services Providers (or by AIG on behalf of the applicable Migration Services Providers) and shall be paid to the applicable Migration Services Providers in immediately available funds within twenty (20) days of the receipt by the applicable Migration Services Recipients of an invoice therefor from the applicable Migration Services Providers (or from AIG on behalf of the applicable Migration Services Providers). Each invoice for Migration Services Charges shall be accompanied by (i) a reasonably detailed document showing the calculation of the Migration Services Charges and (ii) all receipts or invoices from third parties (or copies thereof) relating to out-of-pocket costs and expenses included in the Migration Services Charges. Any amount required to be paid under this Section 2.14 and not paid by the due date for payment shall be subject to late charges at an interest rate of three percent (3%) over the London Inter-Bank Offered Rate for a one (1) year period, as published by the eastern edition of The Wall Street Journal on the date on which the payment was due.

                    (c) Section 3.01(c) shall apply to the payments payable pursuant to this Section 2.14, except that (i) each reference to the “Provider(s)” and the “Recipient(s)” shall be changed to refer to the “Migration Services Provider(s)” and the “Migration Services Recipient(s)”, respectively, (ii) each reference to “Service(s) or access to Facilities/Facility”, or any substantially similar construction or derivation thereof, shall be changed to refer to the “Migration Service(s)” and (iii) each reference to “hereunder” or “under this Agreement” shall be changed to refer to “under this Section 2.14.”

                    (d) The applicable Party shall cause the applicable Migration Services Recipients to pay to the applicable Migration Services Providers the full amount of the Migration Services Charges and not to set-off, counterclaim or otherwise withhold any amount owed or claimed to be owed to any Migration Services Recipient under this Agreement on account of any obligation owed by any Migration Services Provider, whether or not such obligation has been finally adjudicated, settled or otherwise agreed upon in writing. In the event that a Party disputes any amount on an invoice, such Party shall (i) give notice of such disputed amount to either AIG or the applicable Provider pursuant to the provisions of Section 8.08 and (ii) cause the Migration Services Recipient to pay any undisputed amounts on such invoice, in each case within twenty (20) days from the Migration Services Recipient’s receipt of such disputed invoice.

                    Section 2.15. Primary Points of Contact for this Agreement.

                    (a) Each Party shall appoint an individual to act as the primary point of operational contact for the administration and operation of this Agreement, as follows:

                    (i) The individual appointed by the Company as the primary point of operational contact pursuant to this Section 2.15(a) as set forth in Schedule 2.15(a) (the “Company Contract Manager”) shall have overall operational responsibility for coordinating, on behalf of the Company, all activities undertaken by the Company and the Company Subsidiaries and their Affiliates and Representatives hereunder, including the performance of the Company’s obligations hereunder, acting as a day-to-day contact with the AIG Contract Manager and making available to AIG the data, facilities, resources and other support services from the Company required for the AIG Providers to be able to provide the Services and access to the Facilities in accordance with the requirements of this Agreement. The Company may change the Company Contract Manager from time to time upon written notice to AIG pursuant to Section 8.02. The Company shall use commercially reasonable efforts to provide at least thirty (30) days’ prior written notice of any such change.

                    (ii) The individual appointed by AIG as the primary point of operational contact pursuant to this Section 2.15(a) as set forth in Schedule 2.15(a) (the “AIG Contract Manager”) shall have overall operational responsibility for coordinating, on behalf of AIG, all activities undertaken by the AIG Providers and their Affiliates and Representatives hereunder, including the performance of AIG’s obligations hereunder, the coordinating of the provision of the Services and access to the Facilities with the Company, acting as a day-to-day contact with the Company Contract Manager. AIG may change the AIG Contract Manager from time to time upon written notice to the Company pursuant to Section 8.02. AIG shall use commercially reasonable efforts to provide at least thirty (30) days’ prior written notice of any such change.

                    (b) The Parties shall ensure that the AIG Contract Manager and the Company Contract Manager shall meet in person or telephonically as frequently as necessary or advisable for the performance of the Parties’ obligations hereunder.

ARTICLE III

COSTS AND DISBURSEMENTS

                    Section 3.01. Costs and Disbursements.

                    (a) As consideration for providing the Services and access to the Facilities, the Company shall cause the Recipient to pay to the Provider the amount specified next to each Service set forth in Schedule 2.01 and each Facility set forth in Schedule 2.02, as such may be amended from time to time pursuant to Section 6.01(d)(iv) (with respect to a Service or Facility, the “Service Charge” for such Service or Facility). Each month’s Service Charges (pro-rated if applicable to less than a full calendar month) shall be payable in arrears, unless otherwise specified for each Service in Schedule 2.01, via electronic funds transfer (instructions to be separately provided), to the Provider (i) within twenty (20) days of the Recipient’s receipt of an invoice from the Provider (or from AIG on behalf of the Provider), or (ii) for flat-rate Service Charges where invoices are not issued, on the last day of each month in which the applicable Services or access to the Facilities are rendered. Each invoice from a Provider (or from AIG on behalf of a Provider) shall be accompanied by reasonable supporting documentation that provides the number of hours worked by each employee (without identifying the names of such employees) and the hourly rate for each employee (without identifying the names of such employees) with respect to a Service or access to a Facility for which variable or hourly fees are charged for such Services and access to such Facilities.

                    (b) In addition to any Service Charges, the Company shall cause the Recipient to pay the Provider any actual out-of-pocket costs and expenses (less any VAT recoverable by the Provider or any of its Affiliates of the type set forth in Schedule 3.01(b), incurred by a Provider in the provision of, or in setting-up for, facilitating or enabling the provision of, any Services or access to any Facilities (the “Pass-Through Charges”). Any Pass-Through Charges shall be reasonably calculated and invoiced by the Provider (or by AIG on behalf of the Provider) and each invoice for such charges shall be accompanied by all receipts or invoices from third parties (or copies thereof) relating to out-of-pocket costs and expenses included in the Pass-Through Charges. The Company shall cause the Recipient to pay any such Pass-Through Charges to the Provider in immediately available funds within twenty (20) days of Recipient’s receipt of an invoice (and reasonable supporting documentation) therefor from the Provider (or from AIG on behalf of the Provider).

                    (c)      (i) The Provider shall be entitled to charge and collect from the Recipient an additional amount equal to all state, local and/or foreign sales tax or VAT or any other similar tax with respect to the provision of any Services or access to any Facilities provided hereunder and shall timely remit such taxes to the appropriate tax authorities. For the avoidance of doubt, where, in the sole discretion of the Provider, the Provider is not required by law to charge or collect state, local and/or foreign sales tax, VAT or any other similar tax, the Recipient shall be responsible for, and shall timely remit to the appropriate authorities, any such taxes that are required to be self-assessed by the Recipient. AIG shall be responsible for (i) any Losses (including any deficiency, interest and penalties) imposed as a result of a failure to timely remit such taxes if and only if the Recipient has timely remitted such additional amount to the Provider at the Provider’s request and (ii) interest and penalties relating to a deficiency imposed as a result of the Provider’s failure to have charged to the Recipient such taxes (but excluding any such deficiency); otherwise the Company shall be responsible for such Losses and shall hold AIG and any other Providers harmless in respect of them.

                              (ii) If VAT is chargeable in respect of any supply of any Services and/or access to any Facilities under this Agreement, the Provider (or AIG on behalf of the Provider) shall deliver a valid VAT invoice or invoices (as appropriate) in respect of the supply of such Services and/or access to such Facilities to the Recipient and, following receipt of a valid VAT invoice, the Recipient shall pay the Provider the amount of that VAT on the date which the Provider (or AIG on behalf of the Provider) shall have specified on the relevant VAT invoice.

                              (iii) Within thirty (30) days of receiving notification of the commencement of any sales tax, VAT or other similar tax audit by a tax authority which involves the provision of any Services or access to any Facilities provided hereunder, the Party receiving such notice shall notify the other Party of such audit. Thereafter, the Party or its Affiliate that bears the cost of such tax (exclusive of any related interest and penalties) pursuant to Section 3.01(c) of this Agreement shall control all proceedings taken in connection with such sales tax or VAT or other similar tax audit and shall take reasonable steps to keep the other Party informed of the progress of any such audit; provided, however, that where the other Party is liable to pay an amount in respect of such sales tax, VAT or other similar tax pursuant to this Section 3.01(c) to a taxing authority or any other Person, the controlling Party shall not settle or otherwise compromise such audit without the other Party’s consent (which consent shall not be unreasonably withheld or delayed). The other Party shall have the right (but not the duty) to participate in any proceeding to contest sales tax, VAT or other similar liability, and shall have the right to retain tax advisers or counsel at its own expense.

                              (iv) Any payment to the Provider made hereunder shall be made free and clear of any deduction or withholding for tax (if any) and in the event that any deduction or withholding for tax is required, the Company shall cause the Recipient to pay additional amounts to the Provider so that after such deduction or withholding the Provider receives the same amount that it would have received but for the deduction or withholding of tax. The Company shall cause the Recipient to timely remit such deduction or withholding for tax to the appropriate taxing authority and provide the Provider with a receipt confirming such payment. The Provider shall reasonably cooperate with the Recipient to minimize applicable withholding taxes (e.g., by providing tax residency certificates and other documents required under a certain tax treaty to obtain the benefit of a lower withholding rate).

                    (d) Any amount required to be paid under this Section 3.01 and not paid by the due date for payment shall be subject to late charges at an interest rate of three percent (3%) over the London Inter-Bank Offered Rate for a one (1) year period, as published by the eastern edition of The Wall Street Journal on the date on which the payment was due. For avoidance of doubt, any amounts required to be paid by either AIG or another Provider, on the one hand, or the Company or another Recipient, on the other hand, after a dispute is resolved pursuant to Section 8.08 shall be subject to the late charges specified in this Section 3.01(d) from the original due date for such amounts. In the event that the Company or another Recipient disputes any amount on an invoice, the Company or the Recipient shall (i) give notice of such disputed amount to either AIG or the applicable Provider pursuant to the provisions of Section 8.08 and (ii) pay any undisputed amounts on such invoice, in each case within twenty (20) days from the Company’s or a Recipient’s receipt of such disputed invoice.

                    Section 3.02. No Right to Set-Off. The Company shall cause each Recipient to pay to the Provider the full amount of Service Charges, Pass-Through Charges and other amounts required to be paid by such Recipient under this Agreement and shall not set-off, counterclaim or otherwise withhold any amount owed or claimed to be owed to such Recipient under this Agreement on account of any obligation owed by the Provider, whether or not such obligation has been finally adjudicated, settled or otherwise agreed upon in writing.

ARTICLE IV

WARRANTIES AND COMPLIANCE

                    Section 4.01. Disclaimer of Warranties. Except as expressly set forth herein (including Article V), each Party (on behalf of itself and its Affiliates) acknowledges and agrees that the Services and access to the Facilities are provided as-is, that each Party (on behalf of itself and its Affiliates) assumes all risks and liabilities arising from or relating to its use of and reliance upon the Services and the Facilities and that each Party (on behalf of itself and its Affiliates) makes no representation or warranty with respect thereto. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY (ON BEHALF OF ITSELF AND ITS AFFILIATES) HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS, WARRANTIES AND CONDITIONS REGARDING THE SERVICES AND THE FACILITIES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY,

PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF THE SERVICES AND THE FACILITIES FOR A PARTICULAR PURPOSE. In addition, each Party (on behalf of itself and its Affiliates) expressly disclaims any express or implied obligation or warranty of the Services and access to the Facilities that could be construed to require a Provider to provide Services or access to the Facilities hereunder in such a manner to allow a Recipient to comply with any law, regulation, rule or court order applicable to the actions or functions of a Recipient.

                    Section 4.02. Compliance with Laws and Regulations. Each Party shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement.

ARTICLE V

LIMITED LIABILITY AND INDEMNIFICATION

                    Section 5.01. Limited Liability of a Provider. Except in connection with breaches of Section 2.12, Article VII, and Section 8.01, no AIG Indemnified Person or any other Provider shall have any liability to any Company Indemnified Person, in contract, tort or otherwise, for or in connection with (a) any Services provided or to be provided or any access to any Facilities provided or to be provided by any AIG Indemnified Person or any other Provider pursuant to this Agreement or (b) any AIG Indemnified Person’s or other Provider’s actions or inactions in connection with any such Services or access to any such Facilities referred to in the immediately preceding clause (a), in each case, except to the extent that such Company Indemnified Person suffers a Loss that results from such AIG Indemnified Person’s or other Provider’s gross negligence, bad faith or willful misconduct in connection with any such Services or access to any such Facilities and except as otherwise set forth in this Article V.

                    Section 5.02. Indemnification of Each Recipient by the Relevant Provider. Subject to the limitations set forth in Section 5.04 and the other provisions of this Agreement, AIG shall, or shall cause the relevant Provider to, indemnify each Company Indemnified Person against, and defend and hold each Company Indemnified Person harmless from, any and all Losses imposed on, sustained, incurred or suffered by, or asserted by any Company Indemnified Person to the extent such Losses result from or arise out of: (a) AIG’s (and its Affiliates that are Providers) breach of Section 2.12, Article VII, or Section 8.01 or (b) gross negligence, bad faith or willful misconduct of the Providers in providing any Services or access to any Facilities pursuant to this Agreement or otherwise in connection with this Agreement.

                    Section 5.03. Indemnification of Each Provider by the Relevant Recipient. Subject to the limitations set forth in Section 5.04 and the other provisions of this Agreement, the Company shall, or shall cause the relevant Recipient to, indemnify each AIG Indemnified Person and any other Provider against, and defend and hold each AIG Indemnified Person and any other Provider harmless from, any and all Losses arising from third-party claims imposed on, sustained, incurred or suffered by, or asserted against any AIG Indemnified Person or other Provider to the extent such Losses result from or arise out of: (a) the Company’s (and its Affiliates that are Recipients) material breach of this Agreement or (b) any Services provided or to be provided or access to any Facilities provided or to be provided to the Company (and its Affiliates that are Recipients) by any AIG Indemnified Person or other Provider pursuant to this Agreement, provided that the Company shall not be responsible for any Losses for which an AIG Indemnified Person is required to indemnify the Company and other Company Indemnified Persons pursuant to Section 5.02. Without prejudice to the foregoing, the Company also shall, or shall cause the relevant Recipient to, indemnify each AIG Indemnified Person and any other Provider against, and defend and hold each AIG Indemnified Person and any other Provider harmless from, any and all Losses arising from third-party claims imposed on, sustained, incurred or suffered by, or asserted against any AIG Indemnified Person or other Provider for or in respect of any actions taken, omitted to be taken or suffered to be taken by it pursuant to this Agreement, in good faith and in reliance upon the written opinion of outside counsel or written instructions by or on behalf of the Company or the Company Entities, except to the extent such liability arises from the gross negligence, bad faith or willful misconduct of an AIG Indemnified Person or any other Provider or any of their respective officers, employees, agents, or representatives.

                    Section 5.04. Additional Limitations on Liability.

                    (a) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PARTY, NOR ANY OF ITS AFFILIATES OR ITS OR THEIR REPRESENTATIVES (NOR ANY SUCCESSORS OR ASSIGNS OF SUCH PERSONS) SHALL BE LIABLE FOR ANY INCIDENTAL, SPECIAL, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFIT OR LOSS OF REVENUE) OF THE OTHER PARTY, ITS SUCCESSORS, ASSIGNS OR THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES, IN ANY WAY DUE TO, RESULTING FROM OR ARISING IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF WHETHER SUCH LIABILITY ARISES IN TORT (INCLUDING NEGLIGENCE), CONTRACT, BREACH OF WARRANTY, STRICT LIABILITY, INDEMNIFICATION OR OTHERWISE AND REGARDLESS OF WHETHER ANY SUCH DAMAGES ARE FORESEEABLE OR WHETHER AN INDEMNIFIED PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES.

                    (b) The aggregate liability of AIG and the other Providers pursuant to this Agreement or anything done or omitted to be done in connection therewith, whether in contract, tort or otherwise, shall not exceed the aggregate amount of the fees, costs, expenses, or any other amounts payable by the Recipient to AIG or such other Provider pursuant to this Agreement.

                    (c) Other than in connection with an indemnity claim under this Article V, upon a claim of a breach of this Agreement, the non-breaching Party shall give the breaching Party a reasonable opportunity to correct the breach within thirty (30) days of the non-breaching Party delivering a notice of such breach to the breaching Party. If the breaching Party is able to cure the breach within thirty (30)days and the non-breaching Party has not incurred any actual Losses, the breaching Party shall not be liable for any Losses hereunder.

                    (d) Each AIG Indemnified Person and Company Indemnified Person agrees that it shall use commercially reasonable efforts to mitigate and otherwise minimize its respective Losses, whether direct or indirect, due to, resulting from or arising in connection with any failure by an AIG Indemnified Person or Company Indemnified Person, as applicable, to perform fully any obligations under, and comply with, this Agreement.

                    (e) No AIG Indemnified Person shall have any responsibility to any Company Indemnified Person for reserve reporting or regulatory reporting.

                    (f) Any claim for indemnification by an Indemnified Person must be made in writing to AIG or the Company, as applicable, before the day that is the one year anniversary of the date the Service or the access to the Facility giving rise to such claim was terminated.

                    Section 5.05. Insurance. Notwithstanding anything to the contrary contained herein, no Party indemnified under this Article V shall be indemnified or held harmless to the extent such Losses are covered by insurance.

                    Section 5.06. Procedures. The provisions of Section 8.04 and Section 8.05 of the Separation Agreement shall govern indemnification under this Article V.

                    Section 5.07. Exclusive Remedy. Each Party acknowledges and agrees that, following the First Time of Delivery, other than (a) in the case of fraud by the Company or AIG or any of their respective Affiliates or Representatives, (b) as expressly set forth in this Agreement and (c) with respect to Section 2.12, Section 8.01, Section 8.08(g) and Section 8.08(i), the indemnification provisions of this Article V shall be the sole and exclusive remedy of AIG and the Company, respectively, for any breach of this Agreement and for any failure to perform or comply with any covenants or agreements contained in this Agreement.

ARTICLE VI

TERM AND TERMINATION

                    Section 6.01. Term and Termination.

                    (a) Each Service and access to each Facility shall be provided for a term commencing on the First Time of Delivery and ending, in each case, on the date set forth with respect to such Service or access to such Facility in Schedule 2.01 (in the case of Services) or Schedule 2.02 (in the case of access to Facilities), respectively, or such shorter term if earlier terminated pursuant to the terms of this Agreement.

                    (b) Notwithstanding the term for providing any Service or access to any Facility as set forth in Schedule 2.01 or Schedule 2.02, respectively, this Agreement may be terminated earlier by AIG (i) if the Company is in material breach of the terms of this Agreement and the Company fails to cure such breach within thirty (30) days of AIG delivering a written notice of such breach to the Company (it being understood and agreed that the failure of the Company or a Recipient to pay any outstanding Service Charge or other amount due to AIG or a Provider shall be a material breach of the terms of this Agreement and that AIG may terminate this Agreement if the Company fails to cure such breach within ten (10) days of AIG delivering a written notice of such breach to the Company); or (ii) if the Company or the Company Entities commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors or shall take any corporate action to authorize any of the foregoing.

                    (c) Notwithstanding the term for providing any Service or access to any Facility as set forth in Schedule 2.01 or Schedule 2.02, respectively, this Agreement may be terminated earlier by the Company (i) if AIG is in material breach of the terms of this Agreement and AIG fails to cure such breach within thirty (30) days of the Company delivering a written notice of such breach to AIG; or (ii) if AIG commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors or shall take any corporate action to authorize any of the foregoing.

                    (d) With respect to any Service or access to any Facility:

                    (i) the Company may terminate such Service or access to such Facility, in whole but not in part with respect to such Service or access to such Facility: (A) for any reason or no reason upon providing at least ten (10) days’ prior written notice to the Provider of such Service or access to such Facility (unless a longer notice period is specified in the Schedules attached hereto or in a third-Person agreement to provide Services), in each case, subject to the obligation to pay any applicable termination charges pursuant to Section 6.02; or (B) at any time upon prior written notice if AIG has failed to perform any of its material obligations under this Agreement with respect to such Service or access to such Facility, and such failure shall continue to exist thirty (30) days after receipt by AIG of a written notice of such failure from the Company or the applicable Recipient; or (C) pursuant to Section 6.04(b);

(ii) AIG may terminate such Service or access to such Facility, in whole but not in part with respect to such Service or access to such Facility: (A) at any time upon prior written notice if the Company has failed to perform any of its material obligations under this Agreement with respect to such Service or access to such Facility, and such failure shall continue to exist thirty (30) days after receipt by the Company of a written notice of such failure from AIG or the applicable Provider; (B) after compliance with the provisions of Section 2.04, immediately upon the Company’s receipt of written notice, if the continued performance of such Service or the provision of access to such Facility would, in the opinion of AIG exercised in good faith, be a violation of any Law; or (C) pursuant to Section 6.04(b);

(iii) Any such Service or access to such Facility may be terminated, in whole but not in part, upon the mutual agreement of the Parties; and

                    (iv) AIG may terminate such Service or access to such Facility, in whole but not in part with respect to such Service or access to such Facility: upon sixty (60) days’ prior written notice to the Company if (A) AIG determines in its reasonable discretion that it is necessary for AIG to increase its Service Charges in order to recover its increased costs to provide such Service or access to such Facility and (B) the Company does not consent in writing to amend Schedule 2.01 or Schedule 2.02, as applicable, to provide for such increased Service Charges within thirty (30) days of receiving from AIG such written notification along with the proposed increased Service Charges and reasonably detailed documentation in support of the proposed increased Service Charges.

If a Service or access to a Facility is terminated, the relevant Schedule shall be updated to reflect such termination. In the event that the effective date of the termination of any Service or access to any Facility is a day other than at the end of a month, the Service Charge, the Pass-Through Charges and other amounts due to a Provider associated with such Service or access to such Facility shall be pro-rated appropriately. In addition, to the extent that a Provider’s ability to provide a Service or access to a Facility, as the case may be, is dependent on the continuation of another Service or access to another Facility, as the case may be, such Provider’s obligation to provide such Service or access to such Facility shall terminate automatically with the termination of such supporting Service or access to such supporting Facility.

                    Section 6.02. Termination Charges. Upon early termination of any Service or access to any Facility pursuant to Section 6.01(d)(i) or (ii), the Company shall pay to AIG or any other Provider such early termination charges as may be incurred by AIG or any other Provider in order to discontinue earlier than originally anticipated the provision of such Service or access to such Facility. Such early termination charges may include wind-down costs, breakage fees, early termination fees or charges, minimum volume make-up charges, other start-up or wind-down costs incurred by AIG or any other Provider that AIG or such other Provider had anticipated would be paid for by the Company over the course of the originally contemplated term or other amounts payable to third Persons or internal costs incurred by AIG or such other Provider in its commercially reasonable efforts to discontinue earlier than originally anticipated the provision of such Services or access to such Facilities. AIG and such other Provider shall use commercially reasonable efforts to minimize the existence and amount of such early termination charges; provided, however, that the foregoing obligations shall not alter or diminish the Company’s obligation to pay early termination charges as reasonably determined by AIG and such other Provider in accordance with the terms hereof. All termination charges shall be due and payable to AIG or any other Provider in immediately available funds within twenty (20) days of the Company’s receipt of any invoice therefor.

                    Section 6.03. Effect of Termination.

                    (a) Upon termination of any Service or access to any Facility in accordance with this Agreement and subject to Section 6.02, AIG and any other Provider will have no further obligation to provide such terminated Service or such terminated access to the applicable Facility, and the Company shall have no obligation to pay any Service Charges, Pass-Through Charges or other required amounts relating to any such Service or access to such Facility, provided that the Company shall remain obligated to AIG and any other Provider for any Service Charges, Pass-Through Charges or other required amounts owed and payable in respect of such terminated Service or such terminated access to the applicable Facility that was provided prior to the effective date of termination and any amounts owed or payable for Migration Services provided. Any and all rights to Intellectual Property granted to a Recipient and/or Provider hereunder in connection with the provision of a terminated Service or terminated access to the applicable Facility shall immediately cease upon such termination. In connection with the termination of any Service or access to any Facility, the provisions of this Agreement not relating solely to such terminated Service or such terminated access to the applicable Facility shall survive any such termination.

                    (b) In connection with a termination of this Agreement, Article I, Article V, Article VII, Article VIII, Section 2.12, Section 6.02 and this Section 6.03 and liability for all due and unpaid Service Charges, Pass-Through Charges and other amounts required by this Agreement shall continue to survive indefinitely.

                    Section 6.04. Force Majeure.

                    (a) No Party (or any Person acting on its behalf) shall have any liability or responsibility for any interruption, delay or other failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of a Force Majeure, provided that such Party (or such Person) shall have exercised commercially reasonable efforts to minimize the effect of a Force Majeure on its obligations. In the event of an occurrence of a Force Majeure, the Party whose performance is affected thereby shall give notice (orally or in writing) of suspension as soon as reasonably practicable to the other stating the date and extent of such suspension and the cause thereof, and such Party shall resume the performance of such obligations as soon as reasonably practicable upon the cessation of such Force Majeure and its effects.

                    (b) During the period of a Force Majeure, the Company shall be entitled to seek an alternative service provider at its own cost with respect to the Services affected or access to the Facilities affected. If a Force Majeure shall continue to exist for more than thirty (30) consecutive days, either the Company or AIG shall be entitled to permanently terminate the Services affected or access to the Facilities affected. The Company shall be relieved of the obligation to pay any Service Charges or Pass-Through Charges for the provision of the affected Services or access to the affected Facilities throughout the duration of such Force Majeure.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

                    Section 7.01. Representations and Warranties of AIG. AIG hereby represents and warrants to the Company as follows:

                    (a) Incorporation and Authority of AIG. AIG is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. AIG has full legal power and authority, and has taken all required legal action necessary, to execute and deliver this Agreement and all other agreements, instruments, certificates, notices and other documents as are necessary to consummate the transactions contemplated hereby and otherwise to carry out the terms of this Agreement. AIG has duly and validly authorized the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby has been duly and validly authorized by AIG and no other proceedings on the part of AIG are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby by AIG.

                    (b) Enforceability. This Agreement has been duly and validly executed by AIG and, assuming due authorization, execution and delivery by the other Party hereto, constitutes, or upon execution and delivery thereof will constitute, the legal, valid and binding agreement of AIG, enforceable against AIG in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

                    (c) Consents and Approvals. Except as set forth on Schedule 7.01(c), no consent, approval, waiver, authorization, notice or filing is required to be obtained by AIG or any of its Affiliates from, or to be given by AIG or any of its Affiliates to, or made by AIG or any of its Affiliates with, any Governmental Authority or any other Person, in connection with the execution, delivery and performance by AIG or any of its Affiliates of this Agreement.

                    (d) Non-Contravention. The execution, delivery and performance by AIG and its Affiliates of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (i) violate any provision of the Organizational Documents of AIG or any of its Affiliates; (ii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of the notices and filings set forth on Schedule 7.01(c), conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of AIG or any of its Affiliates under, or result in a loss of any benefit to which AIG or any if its Affiliates is entitled under, any Contract, or result in the creation of any Lien (other than Permitted Liens) upon the assets and properties of AIG or any of its Affiliates; or (iii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of the notices and filings set forth on Schedule 7.01(c) or required to be made or obtained by the Company or any of the Company Subsidiaries, violate, or result in a breach of, or constitute a default under any Law, Governmental Order or Self-Regulatory Organization Approval to which AIG or any of its Affiliates is subject, other than, in the cases of clauses (ii) and (iii), conflicts, breaches, terminations, defaults, cancellations, accelerations, losses, violations or Liens that would not materially impair or delay AIG’s ability to perform its obligations hereunder.

                    (e) Disclaimer. Except for the representations and warranties contained in this Section 7.01, AIG does not make any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to AIG or any of its Affiliates, this Agreement or the transactions contemplated by this Agreement.

                    Section 7.02. Representations and Warranties of the Company.

                    (a) Incorporation and Authority of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has full legal power and authority, and has taken all required legal action necessary, to execute and deliver this Agreement and all other agreements, instruments, certificates, notices and other documents as are necessary to consummate the transactions contemplated hereby and otherwise to carry out the terms of this Agreement. The Company has duly and validly authorized the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby has been duly and validly authorized by the Company and no other proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby by the Company.

                    (b) Enforceability. This Agreement has been duly and validly executed by the Company and, assuming due authorization, execution and delivery by the other Party hereto, constitutes, or upon execution and delivery thereof will constitute, the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

                    (c) Consents and Approvals. Except as set forth on Schedule 7.02(c), no consent, approval, waiver, authorization, notice or filing is required to be obtained by the Company or any of the Company Subsidiaries from, or to be given by the Company or any of the Company Subsidiaries to, or made by the Company or any of the Company Subsidiaries with, any Governmental Authority or other Person, in connection with the execution, delivery and performance by the Company or any of the Company Subsidiaries of this Agreement.

                    (d) Non-Contravention. The execution, delivery and performance by the Company and the Company Subsidiaries of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (i) violate any provision of the Organizational Documents of the Company or any of the Company Subsidiaries; (ii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of the notices and filings set forth on Schedule 7.02(c), to the Knowledge of the Company, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of the Company or any of the Company Subsidiaries under, or result in a loss of any benefit to which the Company or any of the Company Subsidiaries is entitled under, any Contract, or result in the creation of any Lien (other than Permitted Liens) upon the assets and properties of the Company or any of the Company Subsidiaries; or (iii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings set forth on Schedule 7.02(c) or required to be made or obtained by AIG or any of its Affiliates, to the Knowledge of the Company, violate or result in a breach of or constitute a default under any Law, Governmental Order or Self-Regulatory Organization Approval to which the Company or any of the Company Subsidiaries is subject, other than, in the cases of clauses (ii) and (iii), conflicts, breaches, terminations, defaults, cancellations, accelerations, losses, violations or Liens that would not materially impair or delay the Company’s ability to perform its obligations hereunder.

                    (e) Disclaimer. Except for the representations and warranties contained in this Section 7.02, the Company does not make any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to the Company or any of the Company Subsidiaries, this Agreement or the transactions contemplated by this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

                    Section 8.01. Treatment of Confidential Information.

                    (a) Each Party shall not, and shall cause other Persons under its Control (including Affiliates and Representatives) that are providing or receiving Services or access to Facilities or that otherwise have access to information of the other Party that is confidential or proprietary (“Confidential Information”) not to, disclose to any other Person or use, except for purposes of this Agreement, any Confidential Information of the other Party that after the First Time of Delivery is provided or that becomes known or available pursuant to or as a result of the carrying out of the provisions of this Agreement; provided, however, that each Party may disclose (subject to applicable Law) Confidential Information of the other Party to Providers and Recipients and their respective Representatives, in each case who (x) require such information in order to perform their duties in connection with this Agreement and (y) have agreed to maintain the confidentiality of such information consistent with the terms hereof; and provided, further, that each Party may disclose (subject to applicable Law) Confidential Information of the other Party if (i) any such Confidential Information is or becomes generally available to the public other than (A) in the case of the Company, as a result of disclosure by AIG or its Affiliates or any of their respective Representatives and (B) in the case of AIG, as a result of disclosure by the Company or any Company Subsidiary (after the First Time of Delivery) or any of their respective Affiliates or any of their respective Representatives, (ii) any such Confidential Information (including any report, statement, testimony or other submission to a Governmental Authority) is required by applicable Law, Governmental Order or such Governmental Authority to be disclosed, after prior notice has been given to the other Party to the extent such notice is permitted by applicable Law, provided that no such notice is required if prohibited by applicable law, (iii) any such Confidential Information is reasonably necessary to be disclosed in connection with any Action or in any dispute with respect to this Agreement (including in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any litigation, arbitration, mediation, investigation or administrative proceeding), (iv) any such Confidential Information was or becomes available to such Party on a non-confidential basis and from a source (other than a Party to this Agreement or any Affiliate or Representative of such Party) that is not bound by a confidentiality agreement with respect to such information or (v) any such Confidential Information is independently developed after the First Time of Delivery without the aid, application or use of any information that is to be kept confidential under this Article VIII as evidenced by a written record proving such independent development.

                    (b) Notwithstanding anything to the contrary contained herein, the Parties acknowledge and agree that each of the Parties and such Party’s Affiliates may share upon prior written notice any information relating to or obtained from the other Party and its Affiliates (including, in the case of the Company, the Company Subsidiaries) with (i) the Federal Reserve Bank of New York or the U.S. Department of the Treasury and their respective Representatives, (ii) the AIG Credit Facility Trust, (iii) any insurance regulatory authority or (iv) the IRS or any other tax authority, in each case as such Party deems necessary or advisable in its good faith judgment.

                    (c) To the fullest extent permitted by applicable Laws, the provisions of Section 8.01(a) shall not restrict or limit the use of or disclosure by AIG or any of its Affiliates of any customer, policy or beneficiary information (including such information relating to the Company and the Company Subsidiaries) if such information was in the possession or control of AIG or its Affiliates prior to the First Time of Delivery. For the avoidance of doubt, the foregoing shall apply regardless of whether such information (i) was also possessed or controlled by the Company and the Company Subsidiaries on or prior to the First Time of Delivery and/or (ii) was originated by any other such Person.

                    Section 8.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt except as otherwise set forth herein) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.02):

(i)	if to AIG:

American International Group, Inc.
70 Pine Street
New York, New York 10270
	Attention:	General Counsel
	Facsimile:	(212) 425-2175

with a copy to:

American International Group, Inc.
70 Pine Street – Floor 24
New York, New York 10270
	Attention:	Ms. Liz Flynn
Head of Divestiture Separation Team
	Facsimile:	(212) 770-3637

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
	Attention:	Stephen M. Kotran, Esq.
Robert E. Buckholz Jr., Esq.
	Facsimile:	(212) 558-3588

(ii)	if to the Company:

Transatlantic Holdings, Inc.
80 Pine Street
New York, NY 10005
	Attention:	Gary A. Schwartz
SVP and General Counsel
	Facsimile:	(212) 248-0965

with a copy to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
	Attention:	Lois Herzeca, Esq.
Andrew Fabens, Esq.
	Facsimile:	(212) 351-5218
(212) 351-5237

                    Section 8.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

                    Section 8.04. Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement and the other Transaction Agreements constitute the entire agreement of the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and undertakings, both written and oral, between or on behalf of AIG and/or its Affiliates, on the one hand, and the Company and/or its Affiliates, on the other hand, with respect to the subject matter of this Agreement.

                    Section 8.05. Assignment. This Agreement shall not be assigned, in whole or in part, by operation of law or otherwise without the prior written consent of the Parties; provided, however, that AIG may assign any or all of its rights and obligations under this Agreement (a) to any of its Affiliates or (b) to an Affiliate, business unit or any other portion of the business of AIG that it divests (whether by stock or asset sale, merger or otherwise) in connection with such divestiture; provided, however, that such assignment does not release AIG from any liability under this Agreement incurred prior to such assignment. Any attempted assignment in violation of this Section 8.05 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties and their successors and permitted assigns.

                    Section 8.06. No Third-Party Beneficiaries. Except as set forth in Article V with respect to Indemnified Persons and other Providers, this Agreement is for the sole benefit of the Parties and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person (including any policyholder of AIG or the Company or any of the Insurance Subsidiaries) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Any Company Subsidiary and any Provider who, immediately prior to the First Time of Delivery, was an Affiliate of AIG, shall be an express third party beneficiary under this Agreement and, as such, this Agreement may be enforced by any such Company Subsidiary or Provider as if it were a party hereto.

                    Section 8.07. Amendment; Waiver. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by all the Parties. No provision of this Agreement may be waived except by a written instrument signed by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

                    Section 8.08. Dispute Resolution. Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, or the breach, termination or validity thereof (a “Dispute”), shall be resolved as follows:

                    (a) The service managers of the Parties most immediately responsible for the issue giving rise to the Dispute shall seek to resolve such Dispute through informal good faith negotiation. If the Dispute is not resolved at that level of management within seven (7) Business Days after the claiming Party verbally notifies the other Party of the Dispute, then the Dispute shall be escalated to the AIG Contract Manager and the Company Contract Manager for resolution. In the event such managers fail to resolve the Dispute within an additional seven (7) Business Days, then the claiming Party will provide the other Party with a written “Notice of Dispute”, describing the nature of the Dispute, and the Dispute shall be escalated to the Chief Administrative Officers or Chief Operating Officers of the Parties or their respective designees who shall discuss the dispute (either in person or by telephone) within seven (7) Business Days after such Notice of Dispute is provided by the claiming Party to the other Party and confer in a good faith effort to resolve the Dispute. If the Chief Administrative Officers or Chief Operating Officers or their respective designees do not discuss the dispute within the allotted time or fail to resolve the Dispute within seven (7) Business Days after beginning such discussions, then the Dispute shall be finally settled by arbitration as follows:

                    (b) The arbitration shall be conducted by three (3) arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the Parties. The seat of the arbitration shall be New York, New York.

                    (c) The claimant shall appoint an arbitrator in its request for arbitration. The respondent shall appoint an arbitrator within thirty (30) days of the receipt of the request for arbitration. The two (2) arbitrators shall appoint a third arbitrator within thirty (30) days after the appointment of the second arbitrator. The third arbitrator shall act as chair of the tribunal. If any of the three (3) arbitrators is not appointed within the time prescribed above, then upon the request of any Party, the AAA shall appoint that arbitrator.

                    (d) The award shall be final and binding on the Parties. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Party or its assets.

                    (e) Any request for production of documents or other information is subject to the express authorization of the tribunal, which shall endeavor to ensure that any such requests are as limited and disciplined as is consistent with the just resolution of the dispute. The Parties expressly waive any right to seek evidence under 9 U.S.C. § 7 or any similar provision. A Party may request, and the tribunal should authorize, production only of specific documents or narrow and specific categories of documents that are critical to the fair presentation of a Party’s case and reasonably believed to exist and be in the possession, custody or control of the other Party.

                    (f) The Parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions and any awards) shall not be disclosed beyond the arbitral tribunal, the AAA, the Parties, their counsels, accountants and auditors, insurers and re-insurers or any Person necessary to the conduct of the proceeding. These confidentiality obligations shall not apply (i) if disclosure is required by Law or regulatory obligations, the applicable rules and policies of any national securities exchange or in judicial or administrative proceedings or (ii) as far as disclosure is necessary to enforce the rights arising out of the award.

                    (g) For the avoidance of doubt, the tribunal may grant specific performance or injunctive relief where authorized under this Agreement or applicable Law. The tribunal shall have the authority to make orders for interim relief necessary to preserve a Party’s rights, including preliminary injunctive relief. The Parties agree that any ruling by the tribunal on interim measures shall be deemed to be a final award with respect to the subject matter of the ruling and shall be fully enforceable as such. Each Party hereby acknowledges that money damages may be an inadequate remedy for a breach or anticipated breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered in the event that this Agreement is breached. Therefore, in the event of a breach or anticipated breach of this Agreement by the other Party or its Affiliates for which the provisions of Article V do not provide for indemnification as the exclusive remedy under the Agreement, each Party may, in addition to any other remedies available to it, seek an injunction to prohibit such breach or anticipated breach. Each Party acknowledges and agrees that an injunction is a proper, but not exclusive, remedy available to each Party and that the harm from any breach or anticipated breach of the covenants set forth in this Agreement would be irreparable and immediate.

                    (h) Notwithstanding Section 8.09 of this Agreement, the agreement to arbitrate set forth in this Section 8.08 and any arbitration conducted hereunder shall be governed by Title 9 (Arbitration) of the United States Code.

                    (i) The Parties submit to the non-exclusive jurisdiction of the federal and state courts located within the County of New York, State of New York, as well as all appellate courts having jurisdiction over appeals from any of the foregoing, for the limited purpose of: (i) an application to compel arbitration or to resolve any dispute concerning the validity or effectiveness of this agreement to arbitrate; or (ii) an application for relief in aid of arbitration or enforcement of an arbitration award, including an application for a restraining order and/or injunction to preserve the Party’s rights. A request to a court for any of the foregoing remedies shall not be deemed incompatible with or a waiver of any Party’s right to arbitrate. Each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy.

                    Section 8.09. Governing Law; Waiver of Jury Trial.

                    (a) This Agreement shall in all respects be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to any conflicts of law principles of such state that might refer the governance, construction or interpretation of such agreements to the Laws of another jurisdiction.

                    (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR

ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS OF THIS SECTION 8.09. EITHER PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

                    Section 8.10. Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Preamble, Recital, Article, Section, paragraph and Schedule are references to the Preamble, Recitals, Articles, Sections, paragraphs and Schedules to this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the words “herein,” “hereof” or “hereunder” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section; (g) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (h) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted; (i) if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning; (j) references to any statute, listing rule, rule, standard, regulation or other law include a reference to (i) the corresponding rules and regulations and (ii) each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time; and (k) references to any section of any statute, listing rule, rule, standard, regulation or other Law include any successor to such section.

                    Section 8.11. Obligations of Parties. Each obligation of a Provider under this Agreement to take (or refrain from taking) any action hereunder shall be deemed to include an undertaking by AIG to cause such Provider to take (or refrain from taking) such action. Each obligation of a Recipient or any of its Subsidiaries under this Agreement to take (or refrain from taking) any action hereunder shall be deemed to include an undertaking by the Company to cause such Recipient or its Subsidiaries to take (or refrain from taking) such action.

                    Section 8.12. Counterparts. This Agreement may be executed in one or more counterparts, and by each Party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

                    Section 8.13. Effective Time. This Agreement shall become effective as of the First Time of Delivery. In the event that the First Time of Delivery does not occur, this Agreement shall be of no force or effect.

                    IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

AMERICAN INTERNATIONAL GROUP, INC.

By:	/s/ Philip M. Jacobs

Name: Philip M. Jacobs
Title: Senior Vice President – Divestitures

TRANSATLANTIC HOLDINGS, INC.

By:	/s/ Robert F. Orlich

Name: Robert F. Orlich
Title: Chairman, President and Chief Executive Officer